                                                                   EXHIBIT 10.31

                DESIGN, DEVELOPMENT, ENGINEERING, CONSTRUCTION
                ----------------------------------------------
                       AND OVERSIGHT SERVICES AGREEMENT
                       --------------------------------

     THIS Agreement is executed as of the ____ day of February, 1999 between Illinois PCS, L.L.C., an Illinois limited liability company ("IPCS") and Communication Management Specialists, an Arkansas limited liability company qualified to do business in the State of Illinois ("CMS").

     WHEREAS, IPCS has obtained the right to construct and operate a PCS network in certain areas pursuant to an agreement titled "Sprint PCS Management Agreement dated January 22, 1999 between Wireless Co, L.P., Sprint Spectrum L.P. and Illinois PCS, L.L.C." and Addenda thereto (the "Sprint Agreement") IPCS has need of a single firm to coordinate design, engineering, development, construction and oversight for the development of a PCS communications network with approximately 170 sites in the geographic area depicted on the map and in the Basic Trading Areas ("BTAs") as set out on attached group Exhibit A (the "Project"); and

     WHEREAS, CMS has a full understanding of the scope of services required to properly complete the Project, and represents that it has the knowledge and experience necessary to provide such services and all other services detailed herein; and the parties wish to set out their Agreement in writing.

     NOW, THEREFORE, in consideration of the foregoing and of the covenants contained herein the parties agree as follows:

1. Term. The term of this Agreement shall commence upon its full execution and shall continue for a period of seventeen (17) months, unless sooner terminated as provided herein.

2.   CMS Responsibilities.
     ---------------------

     2.1 Scope of Services. The services proposed by CMS to complete the Project and for which CMS will be responsible under this Agreement are set forth on attached group Exhibit B, except to the extent any of the provisions thereof are superseded by the terms of this agreement (the "Services"). The parties acknowledge that group Exhibit B includes Exhibit B-1, which is a summary of the Services, and Exhibit B-2, which is relevant portions of the original CMS proposal that provide additional detail on the scope of the Services. The parties acknowledge that all of the services set out on Exhibit B shall be performed directly by CMS except to the extent such services are specifically identified on Exhibit B to be performed by a third party, and except to the extent any services are hereafter agreed in writing by CMS and IPCS to be performed by a third party. All such Services shall be performed on a timely basis to accomplish the completion of the build out of the system in accordance with the Build Out Plan set out as attached Exhibit C, and shall meet or exceed the Sprint PCS Technical Program Requirements set out as Exhibit 7.2 to the Sprint Agreement as attached Exhibit D hereto. CMS warrants that it has copies of, has reviewed and is fully familiar with each of the "standard documents" referenced therein to the extent relevant to the performance of the Services hereunder.

     2.2 Qualified Third Party. CMS shall assure that any third party engaged to perform any of the activities set out on attached Exhibit B is properly qualified and has adequate experience to properly complete such activity. All contracts with any third party shall be entered between CMS and such third party directly, unless IPCS shall agree to become a party thereto. IPCS shall be a third party beneficiary to any such Agreement. CMS will coordinate all activities of any such third party to assure proper and timely completion of such activities to allow CMS to fulfill all of its obligations and time commitments under this Agreement.

     2.3 Necessary Supplies. Except as otherwise to be provided by IPCS or a third party as specified on Exhibit B, CMS shall provide any and all services, materials, equipment, machinery, tools, labor, utilities and any other items necessary (all herein "Supplies") for the completion of its responsibilities under this Agreement. All such Supplies shall be procured and paid for by CMS for the benefit of IPCS. CMS shall be responsible for the handling and storage of all such Supplies.

     2.4 Taxes. Except as otherwise specified on Exhibit B, CMS shall be responsible for any and all taxes, fees or levies incurred with regard to the Services.

     2.5 Best Efforts and IPCS Direction. CMS agrees to use all best efforts to provide the Services and complete portions of the Project within the timeframes set out herein, and complete the entire Project by July 31, 2000. CMS further agrees that it shall coordinate all such activity through the representative or representatives of IPCS as designated by IPCS from time to time and shall coordinate and work with Sprint Spectrum L.P. and with any other contractor or service provider engaged by IPCS with which coordination is required to allow full compliance by IPCS with the Sprint Agreement.

     2.6 Complete Services. The parties acknowledge that it is their mutual intent that the services detailed on Exhibit B encompass all of the services required to complete the Project.

     2.7 Need for Additional Services. CMS agrees to immediately notify IPCS in the event it determines any additional services may be required that are not otherwise specified as part of this Agreement, and the parties agree to promptly meet to discuss the need for such services and negotiate reasonable compensation for the timely completion thereof if required.

     2.8 Hazardous Materials. As part of its due diligence review of each potential site, and without regard to whether a phase 1 environmental report is obtained for that site, CMS agrees to visually review each site and to notify IPCS in the event there is any visual evidence of any hazardous material then being on or having previously been on the site. The term "hazardous material" shall include any substances or materials the presence of which on the site would create any liability or potential liability to any owner or operator of the property for clean-up, remediation or otherwise with regard to such material, any structure, the soil and/or groundwater, and without regard to whether such liability arises under federal, state or local law, ordinance, rule or regulation.

     2.9 Utilities. CMS will be responsible for timely coordination to provide electricity, water and any other utility to each site to assure there is no delay in site development. CMS shall establish the accounts for such utilities in a name of IPCS and shall promptly notify IPCS of the establishment of such accounts.

     2.10 Time is of the Essence. CMS acknowledges that time is of the essence of this Agreement, and CMS will use all best efforts to provide the Services and coordinate the completion of the Project within the timeframe specified in this Agreement. Any delay by IPCS in providing material information, criteria or approvals shall extend the time for completion by CMS by one day for each day of delay by IPCS. CMS shall not be liable for any additional costs or expenses arising from as a result of any such delay by IPCS.

     2.11 Standard of Performance. CMS warrants that the Services shall be performed in a professional and skillful manner and that all work required as part of the Services shall be free from defects in design, material and workmanship and shall otherwise conform with the requirements of this Agreement. CMS farther warrants that it will monitor the activities of any third parties who perform any part of the Services to assure that they meet the standard set forth above.

     2.12 Technical Program Requirements. CMS will assure that upon completion of the Project, the PCS system will meet the Technical Program Requirements, including the design objectives, coverage criteria and additional criteria described on attached Exhibit D. CMS shall be responsible for all changes and additional services required to assure that the system Technical Program Requirements set out on Exhibit D are met prior to final acceptance by IPCS.

     2.13 Permits, etc. IPCS shall also cooperate as reasonably required by CMS in the process of obtaining necessary permits, licenses and inspections.

     2.14 As Built Plans. CMS agrees to provide all original drawings, designs, surveys and any "as-built" drawings for each site at the time it delivers its notice of site completion for final payment. CMS shall at the same time provide final lien waivers with regard to all work performed on that site, including that of CMS.

     2.15 Safety and Supervision Matters. CMS shall be solely responsible for establishing and maintaining safety precautions and programs with regard to the Services and Supplies to be provided hereunder. CMS shall further be responsible to assure that any third party providing any Services or Supplies shall comply with all applicable laws, ordinances, rules, relations and any applicable orders of public authorities.

     2.16 Certificate of Compliance. Prior to commencing any Services hereunder, CMS shall execute and deliver to IPCS a Certificate of Compliance in the form set forth as attached Exhibit E. CMS shall also require any third party that it engages to perform any of the Services to execute and deliver a Certificate of Compliance on the same form, shall provide the original thereof to IPCS before any such third party commences any of the Services and shall keep a copy thereof on file and accessible.

3.   IPCS Responsibilities.

     3.1 Availability. IPCS shall make its representatives continuously available to CMS throughout the Project to provide input, information, guidance and decisions on various matters promptly as such matters are brought by CMS to the attention of IPCS. The IPCS representatives shall be the following: M. Lynn Pike, and Timothy Yager, and any other individual designated by IPCS in writing from time to time. The IPCS representative shall have full authority to act on behalf of IPCS and shall promptly review documents and render decisions to facilitate provision of the Services by CMS.

     3.2 Cooperation. IPCS will cooperate with CMS as reasonably required to allow CMS to provide the Services on a timely basis. IPCS shall also cooperate as reasonably required by CMS in the process of obtaining necessary permits, licenses and inspections.

     3.3 IPCS Assistance. IPCS shall provide all guidance required with respect to its Technical Program Requirements set out on attached Exhibit D for the Project.

     3.4 Communications with Third Parties. IPCS shall direct all official communications with any third parties providing Services directly or indirectly under this Agreement through CMS to keep CMS adequately informed of any such communications.

     3.5 Access. IPCS shall provide CMS with free access to each project site, know the terms of any lease or other Agreement by which IPCS shall have rights to the site.

     3.6 Notice of Non-Conformance. IPCS shall give prompt written notice to CMS of any fault or defect noted by IPCS in the Services provided by CMS or any third party engaged by CMS into this Agreement.

4.   Compensation.

     4.1 Payments. IPCS shall pay CMS the amounts set out on Exhibit B with regard to each of the Services provided by CMS upon attaining the relevant milestones as specified therein, and subject to the hold back provisions of paragraph 4.5. If any service not specified on

Exhibit B is later identified and is be provided by CMS, the parties agree to negotiate reasonable compensation for such service and to set out their agreement in writing as an amendment to this Agreement prior to the provision of such service.

     4.2 Waiver by CMS. Acceptance by CMS of final payments shall constitute a waiver of all claims for payment, except for any retainage and claims previously made in writing and identified as unresolved at the time of written notice by CMS that final payment is due.

     4.3 Payments to Third Parties. Except to the extent IPCS is to be billed directly and is obligated to make payments directly to third parties as set out in Exhibit B, CMS will arrange to have all such invoices promptly delivered to IPCS in order to allow IPCS the full period to take advantage of any discount for prompt payment and otherwise to timely pay such invoices. CMS will promptly pay before they are due any and all invoices for Services or Supplies that are to be paid by CMS.

     4.4. CMS Invoices. CMS invoices and payment requests shall be accompanied by a summary of the progress of work on each site for which payment is being requested on that invoice. Each invoice submitted by CMS shall include all detail reasonably requested and required by IPCS in order to identify the full scope of services provided, the individual providing such services and the time involved. CMS invoices shall be payable by IPCS 30 days after IPCS receives the invoice adequately documented as set out above, except that each CMS invoice that includes any fees for site acquisition, CMS architectural and engineering services, and/or project construction management shall allow IPCS the right to take a two percent (2%) discount for full payment within ten (10) days of IPCS' receipt of such invoice. Any CMS invoice not paid within 45 days of its due date shall accrue interest at a monthly rate equal to one-twelfth of the current annual prime rate as reported in the Wall Street Journal, Midwest Edition, plus 25 basis points, until paid in full.

     4.5 Hold Back. IPCS shall be entitled to hold back ten percent (10%) of each payment that CMS invoices to IPCS for construction costs to be paid, directly or indirectly, to third parties for each site until the development of that site is complete and the site has been accepted by IPCS. For the purposes of this provision, IPCS shall be deemed to have accepted a site when CMS has provided written notice to IPCS of site completion and IPCS has not, within seven (7) days after such written notice, provided written notice to CMS of any Services or other responsibilities of CMS that have yet to be completed for that site. Notwithstanding the foregoing, IPCS acknowledges that its acceptance shall not be conditioned upon performance of any radio equipment specified by IPCS or any third party.

     4.6 Disputed Invoices. In the event IPCS shall dispute the amount shown as due on any invoice, IPCS shall immediately notify CMS and the parties agree to promptly review any matters in dispute and to reach a resolution on the amount properly due. IPCS shall pay any portions of a disputed invoice not in question. Any portion of an invoiced amount in dispute shall not accrue interest until sixty (60) days after such dispute is resolved as provided under this Agreement.

5.  Title and Risk of Loss.

    5.1 Title. CMS will take all action necessary to assure that fall and clear title to all of the personal or real property required for the completion of the Project are properly conveyed to IPCS on or before the date of final acceptance of each site. CMS will assure that good and clear title to any personal or real property for which payment has been made by IPCS shall be conveyed promptly upon payment throughout the course of the Project.

    5.2 Risk of Loss. Notwithstanding the passage of title, the risk of loss or damage to any personal or real property that has been or will be conveyed to IPCS under this Agreement and that is located at a specific site or is otherwise under CMS control shall remain with CMS until IPCS shall take exclusive control thereof.

6.  Insurance and Bonds.

    6.1 CMS shall maintain, and require each subcontractor or third party providing any Services or Supplies to maintain, in effect at all times during the performance of any portion of this Agreement, insurance coverage of the types and in the amounts as set forth below. Such insurance shall be in effect prior to commencement of any of the Services and shall be evidenced by certificates of insurance that provide for at least 30 days of advanced written notice to IPCS prior to cancellation, termination or alteration of the policy of insurance. All such insurance shall be provided by companies licensed to do business in the State of Illinois and otherwise satisfactory to IPCS.

    6.1.1 Worker's Compensation. Worker's Compensation insurance in the following minimum amounts: employer's liability--$100,000 per each accident; employer's liability disease--$100,000 per each employee; employer's liability disease--$500,000 policy limit; worker's compensation--statutory limit for each state in which any work is being performed; or, with respect to all of the foregoing, such higher amounts as may from time to time be required under the law of the state in which the work is being performed.

    6.1.2 Commercial General Liability and Excess (Umbrella) Liability. Commercial general liability and excess (umbrella) liability in a total combined limit for bodily injury and property damage, covering CMS with minimum limits of $1,000,000 for each occurrence for maintenance work and minimum coverage of $2,000,000 for each occurrence for construction work, with such coverage to be subject to a combined single limit of $5,000,000 aggregate for each occurrence. In the event the insurance requirements of this subparagraph are met by both primary and excess coverage, CMS agrees the primary coverage will be in an amount of at least $500,000. This coverage will include Blanket Contractual, Contractor's Protective, Products and Completed Operations including Broad Form Property Damage, and will have no XCU exclusions. The Completed Operations coverage will remain in force for a period of two (2) years following final acceptance by IPCS and shall protect against claims that may arise out of or resulting from operation of the system away from any project site.

     6.1.3 Automobile Liability. Automobile liability insurance with minimum limits of $500,000 for combined single limit coverage on "any auto."

     6.1.4 Contractual Liability. Contractual liability insurance covering CMS' obligations under this Agreement, with minimum coverage limits of $250,000 for each person and $1,000,000 for each occurrence, for bodily injury; and $250,000 for each occurrence and $1,000,000 in aggregate for property damage.

     6.1.5 Builder's Risk. "All risk" builder's risk insurance endorsed for each site with a limit equal to the replacement value of the total Project.

Accept as otherwise noted above, all policies of insurance shall be primary insurance. All policies of insurance shall be noncontributing with respect to persons or entities engaged in performance of the services on site. Each policy for which such endorsement is available shall contain a "cross liability" or "severability of interest" endorsement or clause. IPCS shall not incur liability to an insurance carrier for payment of premiums for these policies by reason of its inclusion under any such policy.

     6.1.6 Waiver of Subrogation. CMS and IPCS hereby waive all rights against each other for damages covered by any type of insurance during and after the completion of the Project; provided that such waiver shall not invalidate or diminish any such coverage.

     6.1.7 Bonding. CMS shall provide either a bond in its own name for, or shall require any third party performing any portion of the Services relating to, construction of each site, to the benefit of IPCS in an amount equal to 100% of the costs of such construction. The bonding agency shall be a firm qualified to transaction business in the State of Illinois and acceptable to IPCS.

     6.1.8 Further Insurance. CMS shall also carry any additional insurance that is generally carried to cover the reasonable risks of the activities CMS will be performing under this Agreement and in such amounts as shall provide reasonable coverage with regard to the risks involved therewith.

7. Confidentiality. For the purposes of this Agreement all plans, design criteria, information on prospective sites, financial information, drawings, specifications and any other information not generally known is defined herein as "Confidential Information." CMS agrees that it will maintain the confidentiality of all Confidential Information and will distribute such information only to those individuals with the need to know the same in order to provide the Services under this Agreement. Such Confidential Information, whether developed by IPCS, CMS or any third party pursuant to this Agreement shall be and remain the property of IPCS. CMS agrees not to use or disclose any such Confidential Information, directly or indirectly during the term of this Agreement or at any time thereafter. CMS further agrees to require that any third party that shall provide any portion of the Services under this Agreement to agree in writing to be bound to the provisions of this paragraph.

8.   Dispute Resolution.

     8.1 Arbitration. Any dispute under this Agreement shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules") then in effect and shall be decided by three (3) arbitrators selected in accordance with the Rules. The arbitrators shall meet in Chicago, Illinois and shall render a decision of the majority of them in writing stating the amount, if any, one party hereto is obligated to pay to the other. The decision of the arbitrators shall be rendered as soon as practical following commencement of the arbitration proceeding. The arbitrators shall deliver their written decision to both parties and a judgement may be entered on that decision in any court of competent jurisdiction, and enforcement may be had thereon. Any service of process required in connection with such arbitration may be made by personal delivery or by registered or certified mail, return receipt requested, addressed to each party as provided herein. All fees, costs and expenses of the prevailing party, including reasonable attorney's fees, shall be awarded and paid as determined by the arbitrators. Each party consents to the jurisdiction of the arbitrators and this provision shall be specifically enforceable.

     8.2 Continued Services. Unless otherwise agreed in writing, CMS agrees to continue providing the Services and to maintain satisfactory progress during any period of arbitration proceedings, and IPCS shall continue to make payments to CMS as otherwise provided under this Agreement with regard to any matter not the subject of such arbitration.

9. Ownership of Documents. Unless otherwise agreed in writing, all engineering documents, surveys, technical studies, environmental assessments, drawings, specifications and other documents containing technical information or specifications that are prepared or acquired by CMS or any third party as part of the provision of Services under this Agreement shall be and remain the property of IPCS.

10. Cost Information. CMS shall maintain its records of expenses and other records relating to the provisions of Services under this Agreement in accordance with generally accepted accounting principles consistently applied. CMS shall maintain complete records of all activity in regard to this Agreement throughout the term of this Agreement and for a period of four (4) years thereafter, and shall allow any authorized representative of IPCS full access to such records as reasonably required from time to time.

11.  Indemnification.

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

     11.1 Mutual Indemnification. Each party of this Agreement shall indemnify and hold harmless the other party together with that party's officers, agents and employees, from any and all loss, cost or expense, including demands, judgments and attorney's fees, with regard to personal injury, death, property damage or any other cause resulting from the acts or omissions of a party, its agents, employees and subcontractors in providing Services or Supplies under this Agreement. The party required to indemnify hereunder shall defend any suit or action and satisfy any judgement that may be rendered against the other party, and further agrees to provide prompt notice of any such suit or action and allow the party to be indemnified full opportunity to have its own counsel involved in such defense, although the party to be indemnified shall have no obligation to do so. To the extent insurance proceeds are ultimately available to pay any amount for which indemnification otherwise would be provided hereunder, such indemnity shall be waived, provided however that such waiver does not invalidate or otherwise defeat the availability of such insurance proceeds or the right of subrogation of any insurer.

     11.2 Liens. CMS shall further indemnify and hold harmless IPCS and any property that is, or is to become, owned by IPCS under this Agreement from all costs, fees and expenses of any nature, including attorney's fees, resulting from any lien or encumbrance that arises as a result of the provision of any of the Services or Supplies under this Agreement.

     11.3 Hazardous Material Indemnity. CMS warrants that it will not transport, store, or otherwise make use of any hazardous material as defined elsewhere in this Agreement, and shall indemnify and hold harmless IPCS from and against any and all claims, losses and expenses of any nature, including attorney's fees, arising with respect to any breach of this warranty.

12.  Termination.

     12.1 Termination by IPCS. IPCS may terminate this Agreement without further obligation or liability as follows:

     12.1.1 Failure of Financing. In the event IPCS in unable to obtain the financing necessary to support the payment of the consideration required by this Agreement, IPCS may terminate this Agreement upon seven (7) days' notice.

     12.1.2 For Cause. IPCS may terminate this Agreement immediately upon notice to CMS for good cause shown. Good cause shall include, by way of example and not limitation, any material breach of this Agreement by CMS that remains uncured more than three (3) days after notice thereof to CMS, or failure by CMS to make reasonable progress towards completion of the requirements of this Agreement, including failure of CMS and/or any third party it engages to perform any of the Services to make continuous, timely and proportionate progress towards completion of the Build Out Plan detailed on Exhibit C.

     12.1.3 Without Need to Show Cause. IPCS may terminate this Agreement without need to show cause on thirty (30) days prior notice.

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

     12.2 Termination by CMS. CMS may terminate this Agreement in the event that any material default by IPCS that shall remain uncured more than sixty (60) days after notice thereof from CMS to IPCS.

     12.3 Compensation to CMS. In the event this Agreement is terminated for any reason other than cause under subparagraph 12.1.2 above, CMS shall be entitled to appropriate compensation under this Agreement and pursuant to Exhibit B through the effective date of such termination and for reimbursement of any proper third party expenses included through such date.

     12.4 Assignments. Upon the termination of this Agreement for any reason, CMS shall assign and otherwise transfer and convey to IPCS, or as IPCS shall direct, any and all rights under any Agreements entered by CMS to provide Services or Supplies for the Project.

     12.5 Additional Expenses. In the event this Agreement is terminated for cause pursuant to subparagraph 12.1.2. above, CMS shall be responsible for any and all additional costs and expenses, including reasonable attorney's fees, incurred by PCS in obtaining replacement services required for the completion of the Project, to the extent the costs thereof exceed the amounts otherwise to have been paid to CMS hereunder.

13.  Miscellaneous Provisions.

     13.1 Force Majeure. Each party shall be excused from any performance required under this Agreement to the extent such performance is rendered impossible due to an event beyond the control of such party; provided however, that each party shall use all best efforts to minimize any delay resulting therefrom and mitigate any losses that may result.

     13.2 Independent Contractor. CMS is an independent contractor. CMS shall be solely liable for all taxes of any nature, including withholding taxes, with regard to its activities and employees. Except has specifically provided in this Agreement, CMS shall not have any right to bind IPCS and shall not so represent.

     13.3 Notices. Any notice required or permitted herein shall be in writing and shall be personally delivered or delivered by certified mail, return receipt requested, by recognized national overnight courier, or by facsimile with confirmation of receipt, and shall be addressed to each party as specified below:

IPCS                      CMS
----                      ---
Illinois PCS, L.L.C.      Communication Management Specialists, L.L.C.
111 East First Street     10600 Colonel Glenn Road, Suite 300
Geneseo, IL 61254         Little Rock, AR 72204
Fax: (309) 944-4406       Fax: (501) 228-9494
Attn: Mr. M. Lynn Pike    Attn: Mr. Phil Whisenhunt

Notices so given shall be effective upon the earlier of receipt or three (3) days after certified mailing. Notwithstanding the foregoing, in the event notice of termination is given by IPCS to CMS, such notice may be orally given and shall be deemed effective from the date of such oral delivery, provided the notice is simultaneously confirmed in writing as provided above.

     13.4 Entire Agreement. This Agreement, together with all exhibits, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous oral or written agreements, all of which shall be of no force and effect except to the extent set out herein. This Agreement may not be modified except in writing signed by both parties. No waiver of any breach by either party at any time shall constitute a waiver of the same or any other breach at any subsequent time.

     13.5 Captions. The captions used in this Agreement are for convenience and shall not be used to construe any of the provisions of this Agreement.

     13.6 Severability. If any provisions of this Agreement shall be determined to be invalid or unenforceable, such provisions shall be deemed severable and shall be severed to the extent of such determination, and the remainder of the Agreement shall continue in full force and effect.

     13.7 Assignment. CMS shall not assign any of its rights or duties of this Agreement without the prior written consent of IPCS, which may be withheld in the sole discretion of IPCS. Any attempt at such assignment without such prior written consent of IPCS shall be void.

     13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its choice of law provisions.

     13.9 No Strict Construction. The language used herein represents the agreement of the parties and no rule of strict construction shall be applied against either party.

     13.10 Survival. Any provision of this Agreement intended for the protection of either party or the enforcement of rights hereunder shall survive the termination of this Agreement.

     13.11 Authorization. The individuals executing this Agreement warrant full authority to do so on behalf of the respective party.

     13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original document, but all of which taken together shall constitute one and the same Agreement.


IN WITNESS WHEREOF, this Agreement has been executed on the date first set forth above.

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

Illinois PCS, L.L.C.                     Communication Management Specialists,
                                         L.L.C.


By: /s/ M. Lynn Pike                     By: /s/ Phil Whisenhunt
   ---------------------------               ---------------------------------
Title: Chief Operating Officer           Title   President
       -----------------------                --------------------------------

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

                                  Exhibit B-1
                                   SERVICES

Turn Key Project Management

CMS's Turn Key Project Management team will be responsible for overall project time and resource tracking, coordination of professional services activities, and overall management of site acquisition, engineering, construction, and equipment installation, as further described below.

Project Management CMS will provide oversight to ensure that resources are being efficiently, utilized and that project milestones are being met on time. CMS will manage engineering, site acquisition, construction, and equipment vendors to ensure proper coordination of activities and resources. CMS will report directly to Company on project progress and ensure that the project is completed on time and within budgetary specifications. CMS shall designate a single individual to act as the Project Manager.

The Project Manager is responsible for monitoring the project's timeline and resource allocation. The deployment program will be monitored on three levels or tiers of schedules.

The Tier 1 schedule tracks the project at the department activity level and keeps track of major task sets such as equipment vendor activities, engineering, site acquisition, zoning, construction, etc. Tier 2 schedules track each department's major activities. For example RF engineering is tracked according to its individual pre-design activities, drive testing, optimization, etc.

Tier 3 schedules track individual personnel or personnel team activities down to individual site activities for instance such as zoning and permitting approval.

Project Coordination CMS is responsible for monitoring the day to day activities of personnel as well as supporting those personnel in obtaining the necessary resources to successfully conduct their work. CMS will also be responsible for monitoring the activities of contracted professional services such as geotechnical and environmental surveys building contractors, and other locally acquired services and personnel.

Materials and Asset Coordination CMS is responsible for tracking equipment and materials purchase, shipping, and receiving scheduling for all material utilized for the project. This includes ordering and establishing the necessary shipping arrangements and receipt timing of all infrastructure equipment, towers, buildings and building materials.

Fixed Network Design

a. Identify all Local Exchange Carries (LEC) end offices in the proposed coverage area, including CL11 codes, NPAN/NPX, coordinates and street addresses.

b. Identify the locations of competitive access providers (CAP) and competitive local exchange carriers (CLEC) facilities within the proposed coverage area and provide a detailed map of their network resources.

c.   Specify service availability for each end office and central office.

d.   Recommend a LEC or CAP/CLEC facility that would provide DS-3 hub services.

e.   Propose a solution to connect the MSC to the proposed hub location.

f.   Design network components to connect the hub to the BTS sites.

g.   Prepare and submit all service access requests (ASR's) for T1s.

h. Provide required carrier facility assignments (CFA) to provision the circuits upon receipt of firm order commitments (FOC's).

i.   Design, provision and order facilities for SS7 interconnection.

j. Design, provision and order interconnection facilities to the LEC's, toll and access tandems as deemed necessary.


Site Acquisition & Zoning

The scope of work included in Site Acquisition & Zoning is limited to the following tasks:

1) Identify and prepare Site Candidate Package for at least two, and if available three, candidate sites.

Upon notice of approval of Engineering's Search Rings by Company to the Site Acquisition team, CMS shall identify at least two, and if available three, site candidates that reasonably meet Company's requirements, are in a jurisdiction that will permit Company's installation of its wireless network or is in a jurisdiction which is favorable to Company's installation, and have an owner or owner representative that is willing to enter into a lease with the Company.

For each site candidate identified, CMS shall submit a profile of the site candidate ("Site Candidate Package") that contains the following information, except that the information noted as (Primary Site only) shall only be required to be provided for the site proposed by CMS and accepted by the Company as the Primary Site for further investigation:

 .    Site name
 .    Site acquisition consultant name
 .    Proposed site type(s)
 .    Owner's Representative name and address (if different from Lessor)
 .    Lessor's name and address
 .    Parcel tax id number (Primary Site only)
 .    Parcel map (if readily available) (Primary Site only)
 .    GPS or 7.5 min. map coordinates
 .    Elevation AMSL
 .    Name of jurisdiction(s) in which site is located
 .    Likely type of zoning and building permits required
 .    Site address or exact location if address is insufficient (Primary Site only)
 .    4 photos taken from the site (facing N, S, E, W) (Primary Site only)
 .    4 photos taken of the site (facing N, S, E, W) (Primary Site only)
 .    Lease rate proposed to owner, lessor or representative
 .    Photo(s) of power lines and telco pedestal or transformer, or if not available of nearest overhead telco lines (Primary Site only)
 .    Site sketch indicating proposed lease area and dimension, access route, significant improvements near lease area, existing towers or antennas (including associated equipment), North arrow, nearest street or intersection, power, telco, any interior space to be used for equipment cabinet/rack placement (Primary Site only)
 .    Note presence of existing towers or antennas on property or nearby, including photographs and identification of carrier--if available (Primary Site only)
 .    For existing structures on which antennas are to be located, note existing structure height
 .    Instructions to the site (Primary Site only)
 .    Copy of last deed of record (if readily available at minimal cost) (Primary
     Site only)
 .    Copy of USGS map area in which site is located and labeled (Primary Site only)
 .    Copy of RF issued search ring

2)   Order title report

CMS shall order a title commitment from a title company for the Primary
Candidate.

3)   Primary candidate lease executed

Engineer shall designate, in writing, a primary candidate from the submitted Site Candidate Packages ("Primary Candidate"). Upon receiving notice of the Primary Candidate, CMS shall negotiate and execute a lease or other authorized agreement between the property owner and the

Company. Prior to the owner's execution, CMS shall secure approval of the agreement terms from the Company's designated counsel. Execution of the agreement by Company constitutes approval of the agreement terms. CMS shall attempt to use the Company's standard lease or agreement, but is authorized to negotiate alternative agreements whenever reasonably required by the owner or its representative.

4)   Record Memorandum of Lease

Upon full execution of agreement of agreement between property owner and Company for the Primary Candidate, CMS shall record a Memorandum of Lease with the State of Illinois.

5)   Zoning Filed

CMS shall identify the jurisdictions in which candidate sites are located and acquire the zoning codes for such jurisdictions. CMS shall determine the permit application process required for each submitted candidate.

Upon execution of each site lease, CMS shall prepare all applications necessary for required permits. Upon receipt of all Engineering, A&E and Construction information necessary for CMS to complete a permit application, CMS will prepare the permit application. Upon receipt of applicable permit fees from Company, CMS shall submit the completed permit application for the Primary Candidate.

6)   Zoning Application Approved

After submitting a permit application to a jurisdiction, CMS shall maintain all contact necessary with the jurisdiction to ensure timely completion and approval of the permit. CMS shall schedule and attend all required meetings. CMS shall coordinate the submittal of additional information as requested, pursue requested or required design changes with Company and jurisdiction, and perform all tasks reasonably related to communicating and submitting information required to achieve permit approval. Upon permit approval, CMS shall obtain the approved permit from the authorizing jurisdiction.

7)   Building Permit

Upon the receipt of Construction Drawings, applicable permit fees and other information required to submit a complete building permit application, CMS shall submit a building permit application. CMS shall attend and participate in all required meetings with the building department. CMS shall coordinate, request and pursue all additional information or design changes requested. Upon approval of the permit, CMS shall obtain the approved permit from the authorizing jurisdiction.

8)   Other Site Acquisition & Zoning Tasks

Preliminary Site Visit

The Site Acquisition team shall schedule, coordinate and attend a preliminary site visit to each site candidate as requested by Engineering to determine the Primary Site Candidate ("Preliminary Site Visit"). The Site Acquisition team shall coordinate the attendance of the owner or owner representative, A&E Site Acquisition consultant and Engineer and Construction Manager. The A&E representative shall be capable of making a preliminary construction feasibility assessment, or a Construction Management representative shall be present.

Weekly reporting

CMS shall attend weekly progress meetings with a designated Company representative, at a place and time to be agreed.

A&E Services & Management

CMS shall perform the following tasks associated with A&E Services & Management:

1) Participate in Preliminary Site Visit to assess construction feasibility and collect field data.

2)   Zoning Drawings

 .    Research and verify permit submittal requirements
 .    Prepare zoning drawings
 .    Coordinate and track internal review of the zoning drawings, including, but not limited to, written approval from Engineering, the Company and Site Acquisition
 .    Revise zoning drawings as required
 .    Provide drawings to Site Acquisition for submittal

3)   Site Boundary Surveys

 .    Order and track surveys and FAA2-Cs
 .    Submit FAA 2-Cs to person responsible for filing FAA
 .    Distribute survey as required for permits

4)   Construction Drawings

 .    Coordinate and schedule site visit with A&E, Survey, Geotechnical representatives
 .    Order and track tower structure design and foundation design
 .    Order and track A&E drawings

 .    Review A&E drawings
 .    Coordinate and track internal approval, including, but not limited to, written approval from Engineering, the Company, Construction Management, and Site Acquisition
 .    Coordinate and track owner or owner representative approval
 .    Prepare building permit application in conjunction with Site Acquisition
     Team
 .    Track & revise construction drawings as required throughout permit process

5)   Geotechnical

 .    Order and review geotechnical report. Notify Company of any problems associated with the site and determine appropriate action, if any.

6)   Other

 .    Order and review Phase 1 environmental report. Notify Company of any problems associated with the site and determine appropriate action, if any.
 .    Manage subcontractors and associated contracts.
 .    Attend and report at weekly progress meetings as requested.

Construction Management

Upon issuance and delivery of a building permit to CMS Construction Management, CMS shall bid the site to vendors, analyze submitted bids, and award contracts to qualified vendors.

During the constructions phase for each site, CMS shall perform site supervision, progress inspections, progress payment coordination, change order management and issue resolution. CMS shall perform or supervise quality control inspections; develop and implement punch lists for final inspection; and obtain an occupancy or use permit from the controlling building department.

Upon the completed construction of each site, CMS shall deliver a close out package which includes, but not limited to, line release, occupancy or use permit and other site construction related documentation. CMS shall coordinate final payments to vendors.

The following is a list of fees, payment milestones and terms that should confirm our discussions and can be incorporated into our contract:

Management Fees
Payment Milestones:
                                                   Site Initiation (NTP)              $2,000
                                                   Construction Plans                 $2,000
                                                   Completion of Punchlist and
                                                   Geneseo Site Acceptance            $3,000
                                                                                       ------
                                                   Project/Constr. Mgt. Fee Total     $7,000 per site

Site Acquisition Fees
Payment Milestones:              Notice to Proceed (NTP)          $2,200
                                 Site Option Report (SOR)         $1,700
                                 Lease Signed                     $1,700
                                 All 3rd Party Reports Received   $2,220
                                 Site Closed Delivered Constr     $1,700
                                                                  ------
                                 Site Acquisition Fee Total       $9,500 per site

A/E Fixed Fees
Construction Drawings (CD Set)   Raw Land                         $2,500
                                 Co-Locate                        $2,500
                                 Tenant Improvement               $3,000

Zoning Drawings                  Raw Land                         $1,200
                                 Co-Locate                        $1,200
                                 Tenant Improvement               $1,200

Landscape Plan                                                    $  500

As-built drawings                                                 $  500

Geotechnical Analysis                                             $2,000

All other engineering services will be competitively bid and subcontracted out to local surveyors, engineers and testing companies and will be passed through with the standard 10% mark up. The costs for these services should be in the range of the estimates as outlined in our original pricing proposal. Please note, all A/E services will be billed as services are performed and/or delivered.

Interconnect Design Fees                                          $1,000 per site

This fee amount is a guaranteed maximum cap per site. We plan to bill on our hourly rate plus expenses toward the cap for each site. We will red flag our invoices for sites that have reached 90% of the cap.

For all above fixed fee invoices CMS agrees to accept the 2% - 10 net 30 payment terms as proposed by Geneseo. This discount will also apply to all material pass through mark-ups. However, as we discussed, this discount will not apply to competitively bid general contracts for site construction. These will be lump sum contracts and will be invoiced in the amount of the contract for each site.
I recommend we allow general contracts for site construction to be billed at the following milestones:

Mobilization                                                      10%
Slab and/or tower foundation complete                             50%
Site complete                                                     40%

We will withhold a cumulative 10% retainage from each progress payment and will release for payment after approval of all completed punchlist items.

                                  Exhibit B-2

                  Project and Construction Management Proposal

CMS will furnish all Program and Construction Management as set forth by this proposal. CMS will provide the following services:

I.   Planning/Program Development

1. Program Development including defining implementation standards and preparation of construction specifications. Establish typical site configurations for all type sites.
2. Establish total project implementation budget and financial outlay requirements.
3. Develop and implement a comprehensive cost accounting system for all financial tracking and reporting.
4. Direct selection of material and equipment suppliers and establish procurement methodology for long term design, fabrication and installation.
5.   Develop master schedule from RF Design to network completion.
6.   Maintain project correspondence files.
7.   Serve as point of contact for Geneseo for all project functions.
8. Interface with all project disciplines to establish all schedules and project tracking documents between each discipline.
9.   Develop and implement a quality assurance program.

II.  Pre-Construction Site Evaluation and Design

1.   Visit potential sites with site acquisition and RF personnel.
2. Evaluate property options to determine construction feasibility, associated costs, design/construction time frames and to identify design/construction alternatives.
3.   Order and track site boundary/topographic surveys and geotechnical reports.
4. Coordinate preparation of site plans and required documentation for zoning applications and hearings.
5. Manage and direct all Architectural and Engineering functions for plan preparation and distribution.
6.   Obtain all required building permits.
7.   Assist in interconnect design and alternatives.

III. Project/Construction Management

1.   Price, order and track towers, antennas, coax, equipment, materials, etc.
2. Establish project accounting system for administration of Purchase Orders, material management, etc.
3.   Order and coordinate delivery of power and telco facilities.
4.   Contractor and vendor pre-qualification.
5.   Receive and evaluate construction proposals.

6.   Award and administer construction contracts upon approval of the client.
7. Produce design and construction time duration schedules and detailed tracking reports for program management.
8.   Implement and maintain comprehensive safety program.
9.   Manage and direct actual field construction process.
10.  Tower and equipment procurement and warehousing.
11.  Provide construction quality inspections and punch-lists.
12.  Develop and maintain detailed project files.
13.  Provide close out documents for project completion file including:
          1.   as built drawings
          2.   contractor contact list
          3.   material test reports
          4.   sweep test reports
          5.   progress photos

A/E Scope of Services

CMS proposes to furnish all A/E functions to produce zoning and construction plans required to obtain all required zoning approvals and building permits. These plans will also incorporate standard Sprint specifications and details. All surveys and plans will contain the following information:

Raw Land/Co-Location Sites

1. Stake with iron pins and iron fence posts at the four (4) comers of the lease boundaries.
2.   Locate benchmark or set elevation control point bases on USGS data.
3. Locate a true north azimuth line through lease area and indicate on survey plat location of baseline. True North shall be staked, with the North Line running through the center of tower base (estimated location). One (1) Hub shall be located at arrow position. These shall be separated by at least 20 feet.
4. Prepare a topographical survey of lease area and show proposed ingress, egress and utility easements. Topographical elevations of the site shall include the boundaries and tower base elevation on 1-foot intervals.
5. Prepare a boundary and topographic survey of lease and easements, Length and bearing of each line; interior angles, radius; point of tangency and length of curved lines shall be shown as well as significant visible surface features (manmade and natural) such as building, utilities (overhead and underground), waterlines, storm water drains, tree type heights and trunk diameter, fences, driveways, streets, and other visible features.
6. If an access road is required (existing, proposed, modified or unmodified), the terrain features along the access route must also be shown. Normally, depiction of the surface features shall extend 50 feet beyond the lease area, and 25 feet from the center of any proposed access road, or as directed by the Site Construction Manager to comply with zoning/planning guidance.

7. Determine the longitude and latitude coordinates of the existing tower, future tower location or geographic center of lease area, whichever applies to the specific site. Coordinates shall have an accuracy of plus or minus one second. All coordinates for this project shall be expressed in the format of "NAD-83" and "NAD-27" Longitude 00-00-00, Latitude 00-00-00.
8. The tower base elevation above mean sea level (AMSL) shall be noted per the FAA 2C reporting requirements.
9.   Indicate total square footage or acreage of parcel and proposed lease area.
10.  Prepare a legal description of both lease/or purchase area and easements.
11.  Show location of nearest point of telephone and electrical power.
12. Include a local vicinity map and indication of property adjacent to the proposed lease parcel.
13.  Provide zoning drawings, if required, for each site.
14. Provide full-signed sets of construction drawings including survey, architectural (1 elevation), structural and electrical sheets.

Tenant Improvement (Roof Top) Sites:

1. The building upon which the Digital Communication Company is locating shall be indicated on the parcel and shall include other visible structures, as required. The lease area(s) shall be clearly indicated, including all utility and coaxial cable easements.
2. The lease area, whether located on the ground next to a building or on the roof of a building, shall be clearly marked out.
3.   A true north line shall be indicated on the roof.
4. Where equipment is located on different elevations, the elevations for those equipment locations shall be clearly shown.
5.   Latitudes and longitudes shall be indicated as in "G" above.
6. Indicated elevations of four comers of structure and tallest part of structure (penthouse parapet wall, etc.).
7.   Provide zoning drawings, if required, for each site.
8. Provide full-signed sets of construction drawings including survey, architectural (1 elevation), structural and electrical sheets.

Site Acquisition Scope of Services

Initial Search

Receive search area from Company Project Director. Review with RF engineer if appropriate:

1. Review and identify zoning categories and boundaries within the search area. Identify critical dates from zoning application filings and hearing dates.
2. Drive search area. Look for existing towers or other structures of appropriate height in or around search area limits.

3. Identify appropriate property owners within the search area through research of maps.
4. Contact any appropriate existing tower owners or building top owners first. Then contact remaining property owners.
5. Investigate all appropriate lease or purchase options. Provide copies of sample lease or purchase documents where appropriate.

Site Option Report

Provide a Site Option Report to the Company Project Director for a Primary Site candidate to be selected from a preliminary list of at least two, and if available three, candidate sites. This report shall include the following information on a minimum of two to three sites:

1.   Zoning
     ---Identify potential opposition issues.
     ---Identify required approvals and associates application and hearing dates, etc.
2.   Establish potential lease/purchase price and terms.
3.   Contact name and phone number.
4. Topographic map representing each potential site, preliminary GPS coordinates, and approximate elevation.
5.   Proposed tower height and recommended type.
6.   Site address and directions to site.
7.   Property size.
8.   Photographs of site and easements.
9.   Utility location information.
10. Signed Option if possible at this time (assuming Company uses the Option/Lease or Purchase method of securing prospective properties).
11.  Arrange site visits as necessary for team decision making.

Site Selection

1.   Client will select a primary and an alternate site to be purchased (or leased).
2. Proceed with negotiations for the Primary Site and, if required, an alternate site. Consult with approved attorneys regarding any legal changes to document. Consult with Project Director regarding significant deviations from approved business terms.
3.   Request preliminary title review for primary site.
4. Coordinate with construction group to confirm necessary access and utility easements for primary site.
5. Submit lease/purchase contract package to Company for review and signature. This package should include the following:
     .    Lease/Purchase contracts
6.   Obtain final copy of title report and insurance for primary site.
7.   Environmental Phase I.
8.   FAA consultant study and FAA application (if necessary).

9.   FCC tower registration (if necessary).

Zoning

1. Coordinate the completion and submission of appropriate applications for zoning, special use permits, etc., for primary site.
2. Coordinate the organization of neighborhood meetings for addressing public opposition as needed.
3.   Coordinate preparation of appropriate presentation materials.
4.   Coordinate other professional presentations as needed.
5.   Coordinate attendance of necessary individuals at all zoning meetings.

Monitoring Timelines

1. At least one weekly contact should be made with RF engineer to discuss site options until site is approved. Contractor's designated timeline will be used to establish coordinated flow of project progress.
2.   Close purchase or lease with Company concurrence.
3. Notify Company (in written and in verbal form) when project is complete and construction may begin and provide true and complete copies of all pertinent permits, conditions of approval, and the like as part of Contractor's Site Information Package. The Site Information Package shall include all site information as part of Contractor's Project Completion File, including:

 .    Original lease/purchase agreement
 .    Original easement agreements
 .    All correspondence
 .    Site Option Report/photos, etc.
 .    Survey
 .    Geotechnical report
 .    Environmental report
 .    Title report and insurance policy
 .    FAA consultant
 .    FAA approval

Interconnect Design

This section describes the scope of work pertaining to the interconnect design and implementation required for the Geneseo Communications Inc. PCS project. CMS will provide the following services if hired to perform interconnect design:

Definitions:
     Communications Management Specialists............................Contractor

     Selected switch manufacturer..........................Switch vendor
     Base transmitter station manufactured.................BTS vendor
     Geneseo Communications Inc............................Carrier
     Last mile communications provider.....................Telco
     Inter-exchange facility provider......................IX carrier
     POP...................................................Point of
                                                           presence

The contractor will conduct a meeting(s) with the switch vendor and/or carrier dial plan administrator and system engineer to determine the type and quantity of circuits required to meet the dial plan and system design.

The contractor will conduct meetings with all the appropriate telco's to determine availability of facilities and the non-recurring and recurring tariffs to provide the required circuits from the BTS location to the IX POP. By-pass will be investigated upon receipt of rates to determine most cost efficient facilities and forward to the carrier for final approval.

The contractor will conduct meetings with all available IX carriers i.e., Cable, fiber, or microwave, to determine most cost efficient IX facilities and forward to the carrier for final approval.

Upon receiving final approval and letter of agency, the contractor will issue all order to the appropriate telco's and IX carriers.

The contractor will coordinate all facility interconnections and provide carrier with interconnect design map, circuit identification numbers, facility types, and time line for completion.

In the event by-pass (microwave) is requested, the contractor will provide path design, equipment procurement, equipment installation, FCC license preparation, system optimization, and system activation. Complete system documentation will be forwarded to the carrier upon completion of system.

The carrier will be responsible for all non-recurring and recurring facility charges.

Again, CMS initially proposes to provide these services for the hourly rate of $75 per hour plus expenses. We can provide a per site fee when we know more about your design plans and criteria.